UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 9, 2005

ENTRÉE GOLD INC.

(Exact name of registrant as specified in its charter)

British Columbia, Canada

(State or other jurisdiction of incorporation)

000-50982

(Commission File Number)

N/A

(IRS Employer Identification No.)

Suite 1201 - 1166 Alberni Street, Vancouver, BC V6E 3Z3

(Address of principal executive offices and Zip Code)

604.687.4777

Registrant's telephone number, including area code

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On June 9, 2005, we granted stock options to 24 of our directors, officers, employees and consultants to purchase an aggregate of 2,545,000 shares of our common stock at an exercise price of CDN$1.75 per share, exercisable until June 9, 2010.

Item 3.02. Unregistered Sales of Equity Securities.

On June 9, 2005, we granted stock options to 24 of our directors, officers, employees and consultants to purchase an aggregate of 2,545,000 shares of our common stock at an exercise price of CDN$1.75 per share, exercisable until June 9, 2010. These share purchase options will vest in accordance with the terms of our Stock Option Plan and the policies of the TSX Venture Exchange.

22 of the 24 people to whom we granted options are not U.S. persons, nor were the options granted to them granted in the United States, and in granting these options we relied on the exemption from registration provided by Regulation S promulgated under the Securities Act of 1933, as amended. The remaining two of the 24 option grantees were U.S. persons. One of these people is a member of our Board of Directors and the other is a geologist serving as an exploration manager on our Shivee Tolgoi property in Mongolia, and in granting these options we relied on the exemptions from registration provided by section 4(2) of the Securities Act of 1933, as amended, and/or Rule 506 of Regulation D promulgated thereunder.

Item 8.01 Other

On June 10, 2005, we issued a news release announcing that, to better serve our shareholders and investors in Europe, our shares began trading on the Frankfurt Stock Exchange on June 10, 2005. Our ISIN number is CA29383G1000, our WKN number is 121411 and our German trading symbol is EKA.

Item 9.01 Financial Statements and Exhibits

1.01	Stock Option Plan dated August 16, 2002, as amended May 17, 2005.
99.1	News release dated June 9, 2005 announcing option grants.
99.2	News release dated June 10, 2005 announcing trading on the Frankfurt Stock Exchange.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENTRÉE GOLD INC.

/s/ Hamish Malkin

By: Hamish Malkin

Chief Financial Officer

Date: June 14, 2005